Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement (Form S-8) of MicroVision, Inc. pertaining to the 2013 MicroVision, Inc. Incentive Plan of our reports dated March 6, 2017, relating to the consolidated financial statements and financial statement schedule (which report expresses an unqualified opinion and includes an explanatory paragraph regarding a going concern emphasis) and effectiveness of internal control over financial reporting of MicroVision, Inc., included in the Annual Report on Form 10-K of MicroVision, Inc. for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Moss Adams LLP

Seattle, Washington
August 3, 2017